Exhibit 99.1

CONTACT:
InvestorRelations@getcosi.com

Così, Inc. Reports Fiscal 2016 First Quarter Results
To Host Conference Call & Webcast on May 12th at 5:00 PM ET

Boston, MA - May 12, 2016 - Cosi, Inc. (NASDAQ:COSI), today reported 2016 first quarter results for the period ended March 28, 2016. For the 2016 first quarter the Company reported a net loss of ($3.5) million, or ($0.08) per diluted share, compared to ($4.3) million, or ($0.12) per diluted share, in the 2015 first quarter.

2016 First Quarter Revenue Highlights:

•	Total revenues for the 2016 first quarter of $21.7 million increased $3.8 million, or 21.1%, when compared to the 2015 first quarter.
•	Company-owned restaurant net sales for the 2016 first quarter of $21.2 million increased $4.0 million, or 23.3%, when compared to the 2015 first quarter.
•
Company-owned restaurant net sales for the 2016 first quarter of $17.0 million, adjusted to exclude the Hearthstone restaurants acquired on April 1, 2015, decreased $0.2 million when compared to the 2015 first quarter, due to the net unfavorable impact of restaurants closed subsequent to the 2015 first quarter, partially offset by higher comp sales and new restaurants.

•
System-wide comparable restaurant net sales for the 2016 first quarter, as measured for restaurants in operation for more than 15 consecutive months as Company-owned or franchised restaurants, recorded an aggregate increase of 1.5% when compared to the 2015 first quarter. The Hearthstone restaurants recorded an aggregate increase in comparable restaurant net sales for the 2016 first quarter of 5.4% when compared to the 2015 first quarter. Although the Hearthstone restaurants do not meet the reported comparable restaurant criteria, the Company began disclosing their comparable restaurant net sales in October 2015. The breakdown in estimated comparable net restaurant sales for Company-owned, franchised restaurants, and Hearthstone restaurants is as follows:

2016 First Quarter Comparable Restaurant Net Sales
Reported Company-owned results	1.5%
Reported Franchised results	3.7%
Reported System-wide results	2.2%
Disclosed Hearthstone results	5.4%

•
Franchise fees and royalty revenues for the 2016 first quarter of $0.5 million decreased $0.2 million, or 34.4%, when compared to the 2015 first quarter. This variance was the result of the transition of the Hearthstone restaurants from franchised to Company-owned as of April 1, 2015.

2016 First Quarter Costs and Expenses Highlights:

•
Cost of food and beverage. The cost of food and beverage as a percentage of restaurant net sales for the 2016 first quarter decreased by 1.6%, when compared to the 2015 first quarter.  This decrease was primarily the result of operational improvements and stability in the costs of certain contracted commodities.

•
Restaurant labor and related benefits. Restaurant labor and related benefits as a percentage of sales for the 2016 first quarter decreased by 3.5%, when compared to the 2015 first quarter.  This decrease was due to the concerted efforts on hourly scheduling and manager configurations as well as other productivity initiatives.

•
Occupancy and other restaurant operating expenses.  Occupancy and other restaurant operating expenses, as a percentage of sales, for the 2016 first quarter, decreased by 3.3% when compared to the 2015 first quarter.  This decrease was the result of newly acquired restaurants with higher sales volumes and lower fixed costs, as well as the closure of underperforming units with high occupancy costs.

•
General and administrative expenses. General and administrative expenses for the 2016 first quarter decreased by approximately $0.3 million, when compared to the 2015 first quarter. This decrease was the result of costs incurred in the 2015 first quarter related to legal and professional fees associated with the Hearthstone acquisition, and costs related to turnover in leadership roles, as well as savings in payroll associated with reduction of headcount in the corporate office during the 2015 fourth quarter.

2016 First Quarter Restaurant Counts:

•
As of March 28, 2016, there were 76 Company-owned and 31 franchise-owned restaurants operating in 15 states, the District of Columbia, the United Arab Emirates, and Costa Rica. During the three-month period ended March 28, 2016, we closed three Company-owned restaurants in New York, NY, Mt. Kisco, NY, and Columbus, OH. The change in restaurant counts is described below:

	For the Three-Month Period Ended
	March 28, 2016			March 30,2015
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total
Restaurants at beginning of period	79	31	110	64	47	111
New restaurants opened	-	-	-	-	2	2
Restaurants permanently closed	3	-	3	1	-	1
Restaurants at end of period	76	31	107	63	49	112

Future Outlook:

The Company previously reported that it expects to deliver positive adjusted EBITDA between the second and third quarters of 2016 and lay the foundation required to grow in 2017. RJ Dourney, the Company's President & CEO, stated, "Like most restaurant companies, every year we experience the lowest point of our seasonality in the first quarter. We knew that going into the quarter, and were relentless in pursuing the results we knew we needed to stay on track to begin generating cash between the second and third quarters. We met our target cash balance for the quarter, and are on track with our target for the second quarter.”

Dourney went on to say, “We reached an inflection point in the fourth quarter last year, and we continued to see the momentum building at all levels of the business this quarter. Comp sales April year-to-date are consistent with our conservative target range of 1.0%-2.0%, our largest markets are growing at 5.0% or higher, and our restaurants are meeting our ambitious operating cash flow targets.”

Dourney then addressed the Company’s strategic objectives, stating, “We are working to deliver a stable operating and financial foundation in 2016 by being laser focused on driving traffic, generating cash, positioning our franchise system for growth, and cultivating a culture of ownership and accountability. I am confident that we will continue to move Cosi towards strategic innovation and growth in 2017.”

Teleconference and Final Webcast Information

Così expects to host an investor teleconference and webcast at 5:00 p.m. Eastern Time today to discuss the Company's 2016 first quarter results.

Audio
Dial-In Number:  (844) 249-9380
Secondary (International) Dial-In Number:  (270) 823-1523
Participant Code: 6309587
Note:  Participants should dial in a few minutes prior to the start time

Webcast
Website link:  http://ir.getcosi.com
Note:  Live, then archived for one year

Replay
Dial-In Number: (855) 859-2056
Secondary Dial-In Number:  (404) 537-3406
Participant Code: 6309587
Note:  Available from May 12, 2016 (at 8:00 p.m. ET) until May 19, 2016 (8:00 PM ET)

Unaudited 2016 First Quarter Financial Statements

Cosi, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share amounts)

	March 28, 2016	December 28, 2015

Assets
Current assets:
Cash and cash equivalents	$3,200	$5,152
Credit card receivables	547	343
Accounts receivable, net of allowances of $41 and $223, respectively	1,102	899
Inventories	950	1,051
Prepaid expenses and other current assets	1,362	1,335
Total current assets	7,161	8,780

Furniture and fixtures, equipment and leasehold improvements, net	10,942	11,892
Notes receivable, net of allowances $1,001, respectively	-	-
Intangible assets, net	2,337	2,642
Goodwill	11,632	11,632
Restricted cash	-	5,002
Other assets	1,134	1,313
Total assets	$33,206	$41,261

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,950	$1,564
Accrued expenses	5,945	6,920
Current portion of other long-term liabilities	164	105
Current portion of long-term debt	-	473
Total current liabilities	8,059	9,062

Deferred franchise revenue	1,754	1,726
Other long-term liabilities, net of current portion	1,653	1,625
Long-term debt, net	6,939	10,669
Deferred income tax	412	327
Total liabilities	18,817	23,409

Commitments and Contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
47,803,961 and 47,972,150 shares issued, respectively	478	479
Additional paid-in capital	344,376	344,296
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(329,267)	(325,725)
Total stockholders' equity	14,389	17,852
Total liabilities and stockholders' equity	$33,206	$41,261

Cosi, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 28, 2016	March 30, 2015

Revenues:
Restaurant net sales	$21,221	$17,207
Franchise fees and royalties	460	701
Total revenues	21,681	17,908

Costs and expenses:
Cost of food and beverage	5,655	4,844
Restaurant labor and related benefits	8,004	7,097
Occupancy and other restaurant operating expenses	7,487	6,637
	21,146	18,578

General and administrative expenses	2,290	2,617
Depreciation and amortization	984	580
Provision for losses on asset impairments
and disposals	43	-
Closed store costs expense (income)	103	(39)
Lease termination costs	180	51
Loss on sale of assets	197	18
Total costs and expenses	24,943	21,805
Operating loss	(3,262)	(3,897)
Other income (expense):
Interest expense	(169)	(256)
Debt issuance and debt discount amortization	(165)	(165)
Other income	139	3
Total other income (expense)	(195)	(418)
Net loss before income taxes	(3,457)	(4,315)
Provision for income tax expense	(85)	-
Net loss	$(3,542)	$(4,315)
Per Share Data:
Loss per share, basic and diluted	$(0.08)	$(0.12)

Weighted average common shares outstanding,
basic and diluted	46,713,329	37,199,402

Cosi, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)
	March 28, 2016	March 30, 2015

Cash flows from operating activities:
Net loss	$(3,542)	$(4,315)
Adjustments to reconcile net loss to net cash used in
operating activities
Depreciation and amortization	984	580
Amortization of debt issuance and debt discount costs	165	165
Loss on sale of assets	197	18
Deferred income tax	85	-
Non-cash portion of asset impairments and disposals	43	-
Provision for bad debts	3	76
Provision for lease termination reserve	180	51
Non-cash gain on settlement of Holdback Agreement	(124)	-
Stock-based compensation expense	203	108
Interest expense paid in kind	-	256
Changes in operating assets and liabilities, net of effect of acquisitions
Credit card receivables	(204)	(917)
Accounts receivable	(206)	(287)
Inventories	101	92
Prepaid expenses and other current assets	(27)	250
Other assets	145	(1)
Accounts payable and accrued expenses	(591)	(1,762)
Deferred franchise revenue	28	(17)
Other liabilities	(93)	(247)
Net cash used in operating activities	(2,653)	(5,950)

Cash flows from investing activities:
Capital expenditures	(219)	(1,225)
Proceeds from sale of assets	251	-
Net cash provided by (used in) investing activities	32	(1,225)

Cash flows from financing activities:
Principal payments on long-term debt	(4,333)	-
Return of excess restricted cash held in escrow account	5,002	-
Net cash provided by financing activities	669	-

Net decrease in cash and cash equivalents	(1,952)	(7,175)
Cash and cash equivalents, beginning of year	5,152	21,053
Cash and cash equivalents, end of period	$3,200	$13,878

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$-	$-
Corporate franchise and income taxes	$34	$32

About Così, Inc.
Così (http://www.getcosi.com) is an international fast casual restaurant company.  At the heart of every Cosi® restaurant is an open-flame stone-hearth oven where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites. Così® was founded on the idea that good-for-you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, hand-tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 75 Company-owned and 30 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020